Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2020, relating to the consolidated financial statements of Athenex, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal controls over financial reporting, appearing in the Annual Report on Form 10-K of Athenex, Inc. and subsidiaries for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Williamsville, New York

August 6, 2020